ARTICLES OF AMENDMENT
             TO ARTICLES OF INCORPORATION

                 BEARGUARD FUNDS, INC.


     The undersigned incorporator of Bearguard Funds, Inc., a corporation duly organized and existing under the Maryland General Corporation law (the
"Corporation"), does hereby certify:

     FIRST:  That the name of the Corporation is
             Bearguard Funds, Inc.

     SECOND:  That Section 5.2 of the Corporation's
Articles of Incorporation is amended in its entirety to read as follows:

          5.2  Power to Classify.  The Board of
     Directors may classify or reclassify (i.e., into classes and/or series), from time to time, any unissued shares of Common Stock of the Corporation, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and, pursuant to such classification or reclassification, to increase or decrease the number of authorized shares of Common Stock, or the number of shares of any class or series of Common Stock, that the Corporation has the authority to issue. Except as otherwise provided herein, all references to Common Stock shall apply without discrimination to the shares of each class or series of Common Stock. Pursuant to such power, the Board of Directors has initially designated the authorized shares of the Corporation into two classes of one series of shares of Common Stock as follows:

   Name of Series     Name of Class     Number of Shares
                                        Initially Allocated

   Bearguard Fund     Investor            50,000,000
   Bearguard Fund     Institutional       50,000,000

     The remaining Four Hundred Million (400,000,000) shares of Common Stock shall remain unclassified until action is taken by the Board of Directors pursuant to this paragraph.

     THIRD: That there is no stock outstanding or subscribed for entitled to be voted on the amendment to the Corporation's Articles of Incorporation (the
"Amendment").

     FOURTH: That the Amendment is made before the organization meeting of the Board of Directors.

     IN WITNESS WHEREOF, the undersigned incorporator of the Corporation who executed the foregoing Articles of Amendment hereby acknowledges the same to be her act.

     Dated this 12th day of April, 1999.

                              BEARGUARD FUNDS, INC.


                              /s/  Renee Hardt Torr
                              ------------------------
                              Renee Hardt Torr